Exhibit 99.1

Date:	January 24, 2008

For Release:	Upon Receipt

Contact(s):	Media	Investors
	Joshua King	Kim Johnson
	860/547-2293	860/547-6781
	joshua.king@thehartford.com	kimberly.johnson@thehartford.com

	Shannon Lapierre	JR Reilly
	860/547-5624	860/547-9140
	shannon.lapierre@thehartford.com	jr.reilly@thehartford.com
The Hartford Reports Fourth Quarter and Record Full Year 2007 Results
Life assets under management increase 14%; Continued strong profitability in ongoing property and casualty with a 91.1 percent fourth quarter combined ratio
HARTFORD, Conn. — The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest diversified financial services companies, today reported fourth quarter 2007 net income of $595 million, or $1.88 per diluted share. For the full year 2007, net income was up 7 percent over the prior year to $2.9 billion.
The Hartford’s core earnings in the fourth quarter of 2007 were $840 million, or $2.66 per diluted share, and were $3.5 billion, or $10.99 per diluted share, for the full year 2007. Financial performance for the fourth quarter and full year 2007 compared with the fourth quarter and full year 2006 is provided in the table below.

Summary	Quarterly Results			Yearly Results
(in millions except per share data)	4Q ’06	4Q ’07	Change	2006	2007	Change
Net income	$783	$595	(24%)	$2,745	$2,949	7%
Net income per diluted share	2.42	1.88	(22%)	8.69	9.24	6%
Core earnings*	768	840	9%	2,865	3,507	22%
Core earnings per diluted share*	2.37	2.66	12%	9.07	10.99	21%
Assets under management*	377,433	426,764	13%
Book value per share (ex. AOCI)*	57.83	63.93	11%

*	This is a financial measure not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

The Hartford Announces Q4 2007 Financial Results/2
“The Hartford’s strong fourth quarter results capped an outstanding year for the company,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “In 2007, we reported record earnings, grew book value per share and generated over 15 percent return on equity. We also returned more than $1.8 billion to shareholders through dividends and share repurchases.
“We had good underlying profitability in our businesses in the fourth quarter, with the volatile credit market resulting in some capital losses. Our book value per share, excluding AOCI, rose 2 percent from September 30, and is up 11 percent in the past 12 months. We are entering 2008 in a sound financial position and are well prepared to weather the current turbulent markets.
“The Hartford hit several major milestones this year, including surpassing one million small commercial policies in force, accumulating more than $50 billion of assets in The Hartford’s family of mutual funds, and crossing $400 billion in assets under management for the corporation. The progress we have made with our diversified businesses is the result of our strong execution and unrelenting focus on improvements in product, distribution and technology,” added Ayer.
REVIEW OF BUSINESS UNIT RESULTS
Life Operations
“This year, The Hartford’s life operations delivered record net income performance,” said Ayer. “Our efforts to diversify our earnings base and grow scale in our asset accumulation businesses are working. Total 2007 deposits grew significantly to $53 billion in our U.S. and international investment businesses, with notable growth in mutual funds, institutional sales and 401(k) plans. We also recently announced three acquisitions in our retirement plans group that will open up new markets and provide us with greater scale.”
Assets under management grew to $372 billion as of December 31, 2007, up 14 percent over the last twelve months. Net income was $277 million for the fourth quarter of 2007, including the effect of $180 million of net realized capital losses. Net income in the fourth quarter of 2006 was $359 million, including a $63 million charge related to the 2006 DAC unlock and $4 million of net realized capital gains unrelated to the DAC unlock.
Life operations reported full year 2007 net income of $1.6 billion, including a $210 million benefit related to the third quarter DAC unlock. Full year 2007 net income was also impacted by $429 million of net realized capital losses unrelated to the DAC unlock. Net income for the full year of 2006 was $1.4 billion, including the $63 million charge related to the DAC unlock mentioned above and $142 million of net realized capital losses unrelated to the DAC unlock.

The Hartford Announces Q4 2007 Financial Results/3
Retail Products Group
Retail products deposits grew 5 percent over the prior year to $7 billion in the fourth quarter of 2007, with strong growth in retail mutual fund deposits. Total retail products assets under management grew 9 percent since December 31, 2006, to $180.5 billion. Net income for the fourth quarter of 2007 was $196 million, including the impact of $12 million of net realized capital losses.
Variable annuity deposits for the fourth quarter of 2007 were $3.1 billion, unchanged from the prior year. Fourth quarter 2007 net outflows were $1.1 billion, compared with $696 million in the prior year. Variable annuity assets under management ended the quarter at $119.1 billion, 4 percent higher than December 31, 2006.
Retail mutual fund deposits topped $3.5 billion in the fourth quarter of 2007, up 14 percent from the prior year. The company continued to make significant progress toward diversifying its mutual fund deposits. In the fourth quarter of 2007, deposits to the company’s equity funds, beyond its most popular fund, more than doubled over the prior year. Over the five-year time period, 86 percent of The Hartford’s equity funds rank in the top two Lipper quartiles as of December 31, 2007. Strong net sales for the year pushed mutual fund assets under management to $50.5 billion at the end of 2007, a 26 percent increase over the prior year.
Retirement Plans
Retirement plan assets under management at the end of 2007 stood at $28.5 billion, a 16 percent increase over December 31, 2006. Total deposits were $1.4 billion in the fourth quarter of 2007, compared with $1.5 billion in the prior year. Fourth quarter 2007 deposits to 401(k) plans increased 14 percent over the prior year to $1.1 billion.
In December, the company announced three strategic acquisitions to accelerate the growth of the retirement plans business. These transactions will provide The Hartford with added scale in core markets, an established presence in new markets and enhanced technology offerings for customers. Net income for the fourth quarter of 2007 was $7 million, including net realized capital losses of $15 million.
Institutional Solutions Group
Strong full year net flows drove institutional solutions group assets under management to $61.5 billion as of December 31, 2007, an increase of 21 percent over the prior year. Institutional solutions reported a fourth quarter 2007 net loss of $43 million, including net realized capital losses of $77 million.
In the institutional solutions group, deposits for the fourth quarter of 2007 were $1.5 billion, with strong structured settlements and institutional mutual fund deposits. Deposits in the fourth quarter of 2006 were $2.1 billion. Sales to institutions typically vary significantly quarter-to-quarter based on the interest rate and competitive environment.

The Hartford Announces Q4 2007 Financial Results/4
Individual Life
Fourth quarter 2007 sales for individual life were $89 million, in line with the prior year. Over the course of 2007, life insurance in-force rose 9 percent and account values were up 9 percent, as well. Term life insurance in-force rose 18 percent over the prior year.
The Hartford recently released an updated version of Hartford Advanced Last Survivor Universal Life with new features for estate planning needs. The company also retained its number one ranking for variable universal life total premium, according to LIMRA’s third quarter report.
For the full year 2007, variable life sales grew 13 percent over the prior year and represented 45 percent of total life insurance sales. Net income for the fourth quarter of 2007 was $31 million, including net realized capital losses of $9 million.
Group Benefits
Group benefits fully insured sales for the fourth quarter of 2007 were $140 million, up 26 percent from the prior year. The company continued to deepen its relationships with customers, with 42 percent of 2007 sales made to existing customers. According to LIMRA, The Hartford maintained its number two ranking in both fully insured group disability sales and group life insurance sales for the first nine months of 2007.
Fully insured premiums of $1.1 billion for the fourth quarter of 2007 were up 1 percent over the prior year. Net income for the fourth quarter of 2007 was $80 million, including net realized capital losses of $9 million.
International
For the fourth quarter of 2007, variable annuity deposits in Japan were ¥123 billion, or $1.1 billion, down 11 percent on a yen basis from the fourth quarter of 2006. Net flows for variable annuities were ¥73 billion, or $646 million, for the fourth quarter of 2007. Net flows drove total assets under management in Japan to ¥4.2 trillion, or $38 billion, as of December 31, 2007, up 13 percent over the prior year on a yen basis. Assets under management in Japan now comprise more than 10 percent of total Life operations assets under management.
During the quarter, the company continued to expand distribution with the launch of nine new distributors, bringing the total number of active distributors to 65. International operations net income for the fourth quarter of 2007 was $38 million, including net realized capital losses of $31 million.

The Hartford Announces Q4 2007 Financial Results/5
Property and Casualty Operations
“Property and casualty had another year of solid performance,” said Ayer. “We grew policies in force in personal lines, small commercial and middle market by focusing on retaining customers and pursuing profitable new business. In a market that saw increased competition throughout the year, we generated strong underwriting results. Our business also benefited from net reserve releases from prior accident years and an overall light catastrophe year. Considering the many challenges in the marketplace, I am pleased with our results for 2007.”
Written premiums for The Hartford’s property and casualty operations in the fourth quarter of 2007 were $2.5 billion, compared with $2.6 billion in the fourth quarter of 2006. For the full year 2007, written premiums were $10.4 billion, compared with $10.7 billion for the full year 2006.
Property and casualty operations net income for the fourth quarter of 2007 was $349 million, compared with $498 million in the fourth quarter of 2006. Net income for the fourth quarter of 2007 included net realized capital losses of $62 million compared with net realized capital gains of $50 million in the prior year. For full year 2007, net income was $1.5 billion, compared to $1.5 billion for full year 2006. Net income for full year 2007 included net realized capital losses of $112 million compared with net realized capital gains of $46 million in the prior year.
The combined ratio for ongoing operations was 91.1 percent in the fourth quarter of 2007 compared to 88.9 percent in the prior year. Current accident year catastrophe losses were 2.5 percent of earned premium in the fourth quarter of 2007 compared with 1.4 percent in the fourth quarter of 2006. In addition, the fourth quarter of 2007 included current accident year net reserve strengthening of 0.5 points and 4.8 points of net favorable prior year reserve development. The fourth quarter of 2006 benefited from 0.8 points of net favorable prior year reserve development and 2.2 points of net reserve releases for the 2006 accident year.
Personal Lines Insurance
In the fourth quarter of 2007, personal lines written premiums were $934 million, down one percent from the prior year. The fourth quarter of 2006 included $14 million in written premiums from Omni, the company’s non-standard automobile business that it divested in November 2006. Policies in force were up 3 percent at December 31, 2007 compared with the prior year.
In the fourth quarter of 2007, the company continued to invest in building its agency business, adding regional offices and new agents. Over the last two years, The Hartford has increased the number of agents representing its personal lines products by over 75 percent to more than 7,000.
Personal lines reported a combined ratio of 97.0 percent for the fourth quarter of 2007, including 5.1 points of current year catastrophe losses and 1.9 points of current accident year reserve strengthening. The fourth quarter of 2007 also included 1.9 points of net favorable prior year reserve development, primarily related to auto liability claims.

The Hartford Announces Q4 2007 Financial Results/6
Small Commercial
Written premiums for small commercial were $649 million for the fourth quarter of 2007 compared with $666 million in the prior year. Policies in force grew 5 percent in the fourth quarter of 2007 compared with the prior year. The company continued to see positive customer response to its commercial automobile offering, launched in December 2006.
During the quarter, the company enhanced its service for agents and customers. The Hartford’s ExpressWay® technology, which provides agents the convenience and efficiency of submitting small business insurance applications directly from their own systems, is now available in 30 states. In addition, the company launched a strategic alliance with QuickBooks® to offer automated billing for workers’ compensation customers.
The small commercial combined ratio of 70.4 percent for the fourth quarter of 2007 included 0.4 points of current accident year catastrophe losses and favorable prior year reserve development of 18.8 points primarily related to workers’ compensation claims. The fourth quarter of 2007 also included 0.9 points of net favorable current accident year reserve development.
Middle Market
Written premiums for middle market were $591 million for the fourth quarter of 2007 compared with $642 million in the fourth quarter of 2006. The company introduced a number of initiatives during 2007 aimed at retaining more of its most profitable business, resulting in sequential growth in premium retention over the last two quarters. Middle market policies in force rose 2 percent over the prior year.
The middle market combined ratio of 90.3 percent for the fourth quarter of 2007 included 1.0 point of current accident year catastrophe losses, net current accident year reserve strengthening of 0.5 points and net favorable prior year reserve development of 7.1 points.
Specialty Commercial Insurance
In specialty commercial, written premiums for the fourth quarter of 2007 were $337 million, a decrease of 10 percent from the prior year. Specialty commercial reported a combined ratio of 114.7 percent for the fourth quarter of 2007, including 1.5 points of current accident year catastrophe losses, 0.8 points of net favorable current accident year reserve development and 16.6 points of prior year net reserve strengthening. The fourth quarter of 2007 also included 2.3 points of policyholder dividends owed to certain workers’ compensation policyholders based on underwriting profits.

The Hartford Announces Q4 2007 Financial Results/7
2008 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2008 core earnings per diluted share to be between $9.80 and $10.20. The company’s previous guidance range was also $9.80 to $10.20 per diluted share. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2008. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
The 2008 guidance assumes the following items:
•	U.S. equity markets produce an annualized return of 9 percent (including stock appreciation and dividends) from the S&P 500 level of 1,468 on December 31, 2007. If this annualized return was from the S&P 500 level of 1,338 on January 23, 2008, core earnings per share would be at the low end of the company’s guidance range;

•	This guidance incorporates no estimate of the effect of the planned third quarter 2008 review of all assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC). There is likely to be some effect from this review, but the company is unable to estimate it at this time;

•	A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;

•	A catastrophe ratio of 3 percent to 3.5 percent;

•	Diluted weighted average shares outstanding of 316 million for full year 2008.
The company’s actual experience in 2008 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-K Annual Report and Form 10-Q Quarterly Reports, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including asbestos and environmental claims, and the recoverability of reinsurance for these claims.
CONFERENCE CALL
The Hartford will discuss its fourth quarter 2007 results and its outlook for 2008 in a conference call on January 25, 2008, at 10 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.

The Hartford Announces Q4 2007 Financial Results/8
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the fourth quarter of 2007, which is available on The Hartford’s Web site, ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford, a Fortune 100 company, is one of the nation’s largest diversified financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three and twelve months ended December 31, 2006 and 2007 is set forth in the results by segment table. The 2008 earnings guidance presented in this release is

The Hartford Announces Q4 2007 Financial Results/9
based in part on core earnings. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three and twelve months ended December 31, 2006 and 2007 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2007.
Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and twelve months ended December 31, 2006 and 2007 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2007.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2006 and 2007 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.

The Hartford Announces Q4 2007 Financial Results/10
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2007.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws, including changes impacting the availability of the separate account dividends received deduction; losses due to defaults by others; the

The Hartford Announces Q4 2007 Financial Results/11
company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, 2006 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
— financial tables to follow —

The Hartford Announces Q4 2007 Financial Results/12
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2006	2007	Change	2006	2007	Change

LIFE
Retail Products Group
Individual Annuity	$35	$179	NM	$479	$747	56%
Other Retail	16	17	6%	57	65	14%

Total Retail Products Group	51	196	NM	536	812	51%
Retirement Plans	44	7	(84%)	101	61	(40%)
Institutional Solutions Group	42	(43)	NM	78	17	(78%)
Individual Life	27	31	15%	150	182	21%
Group Benefits	88	80	(9%)	298	315	6%
International	102	38	(63%)	231	223	(3%)
Other	5	(32)	NM	47	(52)	NM

Total Life net income	359	277	(23%)	1,441	1,558	8%
Less: Net realized capital gains (losses), after-tax [1]	(35)	(180)	NM	(164)	(434)	(165%)

Total Life core earnings	394	457	16%	1,605	1,992	24%

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	108	30	(72%)	429	322	(25%)
Small Commercial	133	204	53%	422	508	20%
Middle Market	37	55	49%	207	144	(30%)
Specialty Commercial	13	(55)	NM	53	(5)	NM

Total Ongoing Operations underwriting results	291	234	(20%)	1,111	969	(13%)
Net servicing income	8	11	38%	53	52	(2%)
Net investment income	339	357	5%	1,225	1,439	17%
Other expenses	(54)	(69)	(28%)	(222)	(248)	(12%)
Net realized capital gains (losses)	(2)	(87)	NM	(17)	(160)	NM
Income tax expense	(132)	(123)	7%	(596)	(575)	4%

Ongoing Operations net income	450	323	(28%)	1,554	1,477	(5%)

Other Operations
Other Operations net income (loss)	48	26	(46%)	(35)	30	NM

Total Property & Casualty net income	498	349	(30%)	1,519	1,507	(1%)
Less: Net realized capital gains (losses), after-tax [1]	50	(65)	NM	44	(122)	NM

Total Property & Casualty core earnings	448	414	(8%)	1,475	1,629	10%

CORPORATE
Total Corporate net loss	(74)	(31)	58%	(215)	(116)	46%

CONSOLIDATED

Net income	783	595	(24%)	2,745	2,949	7%
Less: Net realized capital gains (losses), after-tax [1]	15	(245)	NM	(120)	(558)	NM

Core earnings	$768	$840	9%	$2,865	$3,507	22%

PER SHARE DATA
Diluted earnings per share
Net income	$2.42	$1.88	(22%)	$8.69	$9.24	6%
Core earnings	$2.37	$2.66	12%	$9.07	$10.99	21%
Book value per share
Book value per share (including AOCI)	$58.39	$61.20	5%
Per share impact of AOCI	$0.56	$(2.73)	NM
Book value per share (excluding AOCI)	$57.83	$63.93	11%

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussions of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

The Hartford Announces Q4 2007 Financial Results/13
The Hartford
First Quarter and Full Year 2008 Guidance
Full Year 2008 Core Earnings Per Diluted Share of $9.80 — $10.20

	2008 Written Premium	2008
Property and Casualty	Growth Compared to 2007	Combined Ratio*
Ongoing Operations	Flat — 3%	90.0% — 93.0%

Personal Lines	2% — 5%	88.5% — 91.5%
Auto	3% — 6%
Homeowners	Flat — 3%

Small Commercial	Flat — 3%	86.0% — 89.0%

Middle Market	(4%) — (1%)	94.5% — 97.5%

Specialty Commercial	Flat — 3%	96.0% — 99.0%

*	Excludes catastrophes and prior year development

Life	Deposits	Net Flows	Core Earnings ROA
U.S. Individual Annuity			Individual Annuity
Full Year 2008 — Variable Annuity	$12.0 — $13.0 Billion	($5.2) — ($4.2) Billion	55-57 bps
1Q08 — Variable Annuity	$2.4 — $2.8 Billion	($1.5) — ($1.1) Billion
Full Year 2008 — Fixed Annuity	$750 Million — $1.25 Billion	($500) Million — 0

Japan Annuity			Japan Operations
Full Year 2008 — Variable Annuity	¥550 — ¥770 Billion	¥275 — ¥500 Billion	72 — 77 bps
at ¥110/$1 exchange	$5.0 — $7.0 Billion	$2.5 — $4.5 Billion
1Q08 Variable Annuity	¥110 — ¥165 Billion	¥45 — ¥105 Billion
at ¥110/$1 exchange	$1.0 — $1.5 Billion	$400 Million — $1.0 Billion

Retail Mutual Funds			Other Retail
Full Year 2008	$13.5 — $15.5 Billion	$4.0 — $6.0 Billion	13 — 15 bps
1Q08	$3.1 — $3.6 Billion	$500 Million — $1.0 Billion

Retirement Plans
Full Year 2008	$6.5 — $7.5 Billion	$1.5 — $2.5 Billion	31 — 33 bps
1Q08	$1.8 — $2.1 Billion	$800 Million — $1.0 Billion

Institutional Solutions Group
Full Year 2008	$7.0 — $8.5 Billion	$3.25 — $4.75 Billion	20 — 22 bps

Group Benefits (Full Year 2008)
Fully Insured Premiums*	$4.25 — $4.35 Billion
Loss Ratio	71% — 74%
Expense Ratio	27% — 29%
After-tax Margin**	7.0% — 7.3%

*	Guidance for fully insured premiums excludes buyout premiums and premium equivalents.

**	Guidance on after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Individual Life (Full Year 2008)
Inforce Growth	8% — 9%
After-tax Margin*	14% — 15%

*	Guidance on after-tax margin is core earnings divided by total core revenue.